Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A (“Registration Statement”) of our report dated October 24, 2003, relating to the financial statements and financial highlights, which appears in the September 30, 2003 Annual Report to Shareholders of Kopp Emerging Growth Fund (a series of Kopp Funds, Inc.), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

January 26, 2004